Exhibit 99.1


                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212) 230-5315
                                                              Mark L. Aaron
                                                              (212) 230-5301


                       TIFFANY'S HOLIDAY SALES INCREASE 8%
                       -----------------------------------

New York, N.Y., January 11, 2008 - Tiffany & Co. (NYSE: TIF) today reported that its worldwide sales for the November 1 - December 31, 2007 holiday period increased 8% over the prior year to $867,262,000. On a constant-exchange-rate basis that excludes the effect of translating foreign-currency-denominated sales into U.S. dollars, net sales rose 6% and worldwide comparable store sales rose 1%. Results are based on unaudited sales.

Sales by channel of distribution were as follows:

     o U.S. Retail sales increased 4% to $449,080,000, as increased spending per transaction was partly offset by a decline in the number of transactions. Comparable store sales declined 2%.

     o    International   Retail   sales   rose  18%  to   $334,766,000.   On  a
          constant-exchange-rate basis, sales rose 12% and comparable store sales rose 5% due to growth in most countries. Detailed sales results by geographical region are noted on the attached "Non-GAAP Measures" schedule.

     o    Direct Marketing sales of $69,937,000 were equal to the prior year.

     o Other sales declined 20% to $13,479,000 due to a reduction in wholesale sales of diamonds (which declined $2.9 million).

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany's holiday sales results were mixed but we still expect to achieve strong earnings growth in the fourth quarter ending January 31. While we were delighted with continued strong sales growth across Europe and the Asia-Pacific region outside Japan, U.S. sales softened after robust growth for much of the year. In addition, a 10% increase in New York flagship store sales


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in the  holiday  period  was driven by foreign  tourist  spending.  We believe a recent pullback in U.S. spending likely reflected a more cautious attitude among customers about the near-term direction of the economy and related factors. From a product perspective, we saw healthy sales growth in the engagement jewelry and silver jewelry categories."

Assuming no material change in trends through the end of the fiscal year on January 31, the Company's financial performance expectations for fiscal 2007 call for (i) net sales growth of approximately 14% and (ii) net earnings from continuing operations per diluted share in a range of $2.60 - $2.63 which includes (a) a $0.48 per diluted share after-tax gain from the sale and leaseback of Tiffany's Tokyo flagship store and (b) a $0.04 per diluted share after-tax contribution to The Tiffany & Co. Foundation, both of which were recorded in the third quarter, and (c) a pre-tax charge of approximately $20 million, or $0.09 cents per diluted share after tax, to be recorded in the fourth quarter and related to the discontinuance of certain watches as a result of the Company's recent agreement with The Swatch Group Ltd. to expand distribution of watches. Excluding those three items, it equates to $2.25 - $2.28 per diluted share and compares with a previous expectation of $2.25 - $2.30 per diluted share. Net earnings, which include a charge related to the sale of Little Switzerland and its losses from operations, are expected to be in a range of $2.40 - $2.43 per diluted share.

The Company has made loans to Tahera Diamond  Corporation  which,  combined with accrued interest, total approximately $50 million. Tahera is currently attempting to raise additional capital necessary for continued operation of its Jericho mine. If their efforts are not successful or the expectations of the mine's operations change, the ability for Tahera to continue operations and the development of the mine project may be at risk. As a result, the fair value and collection of the loan receivable may be affected and could result in an impairment charge, which is not included in the above earnings projections.

Mr. Kowalski added, "Despite soft U.S. sales, we are still projecting the strong fourth quarter earnings growth (excluding one-time charges) that we expected prior to the holiday season due to substantially better gross margins and expense savings. It is also noteworthy that, excluding the various one-time factors, earnings per diluted share for the year should exceed the 15% growth objective we established at the start of 2007. In addition, we have been active in our share repurchase program this year, and in the current quarter through December 31 have spent $321 million to repurchase 6.9 million shares at an average price of $46.73 per share."



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He continued,  "Tiffany has  aggressive  plans for 2008,  which  include  adding stores in the U.S. and in a greater number of international markets which, in total, will increase our store base by 12-15%; introducing a wide range of new products; and further expanding awareness among design-and quality-conscious customers, all of which will benefit overall results. We are still engaged in our planning process and, in light of these holiday sales results and uncertainty about near-term trends in U.S. consumer spending, we are further analyzing our sales and earnings growth objectives for 2008. We will provide guidance to investors when we report fourth quarter and full year results on March 24."

Today's Conference Call
-----------------------
The Company will host a conference call today at 8:30 a.m. (EST) to review these
results   and   its   outlook.   Investors   may   listen   to   the   call   at
http://investor.tiffany.com (click on "Events and Presentations").

Next Scheduled Announcement
---------------------------
The Company expects to report its fourth quarter and full year results on March 24, 2008 with a conference call at 8:30 a.m. (EST) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com (click on "E-Mail Alerts").

Company Description
-------------------
Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, operating margin and earnings. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2006 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

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

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its international sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars ("constant-exchange-rate basis"). Management believes this constant-exchange-rate measure provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

The following tables reconcile sales percentage increases (decreases) from the GAAP to the non-GAAP basis:



                                                            Two Months Ended
                                                           December 31, 2007
                                    ------------------------------------------------------------
                                                                             Constant-
                                             GAAP          Translation      Exchange-Rate
                                           Reported          Effect             Basis
                                    ------------------------------------------------------------
Net Sales:
----------
Worldwide                                      8%             2%                 6%
U.S. Retail                                    4%             -                  4%
International Retail                          18%             6%                12%
Japan Retail                                   4%             5%               (1)%
Other Asia-Pacific                            35%             5%                30%
Europe                                        26%             8%                18%


Comparable Store Sales:
-----------------------
Worldwide                                      3%             2%                 1%
U.S. Retail                                  (2)%             -                (2)%
International Retail                          11%             6%                 5%
Japan Retail                                 (1)%             4%               (5)%
Other Asia-Pacific                            29%             5%                24%
Europe                                        15%             8%                 7%



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